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                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                            THREE MONTHS ENDED
                                 MARCH 31,                        YEARS ENDED DECEMBER 31,
                            ---------- --------    -------------------- ----- -------- -----------------
                              1999       1998         1998        1997      1996       1995       1994
                            --------  ---------    ----------  ---------  ---------  --------  ---------
                              (in thousands)                           (in thousands)
FIXED CHARGES:
 Gross interest expense     $  5,782  $   2,307    $   14,414  $   6,811  $   6,365  $  5,297  $   3,597
 Interest portion of
   rent expense                   10         10            39         32         29        25         20
                            --------  ---------    ----------  ---------  ---------  --------  ---------
                               5,792      2,317        14,453      6,843      6,394     5,322      3,617

EARNINGS:
 Income (loss) before taxes      796      6,908      (113,440)    33,423     10,847    (4,112)     5,951
 Plus: fixed charges           5,792      2,317        14,453      6,843      6,394     5,322      3,617
 Less: capitalized interest   (2,761)    (2,007)       (9,817)    (5,873)    (3,490)   (2,899)    (1,495)
                            --------  ---------    ----------  ---------  ---------  --------  ---------

                            $  3,827  $   7,218    $(108,804)  $  34,393  $  13,751  $(1,689)  $   8,073

RATIO OF EARNINGS TO
 CHARGES                        0.7x       3.1x          --         5.0x       2.2x     --          2.2x
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